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                                                FILED PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-64750

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 7, 2001)

                               THE VIALINK COMPANY

                      1,900,000 SHARES OF COMMON STOCK AND

               WARRANTS TO PURCHASE 582,500 SHARES OF COMMON STOCK

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

     We are offering 1,900,000 Shares of our common stock to H.C. Wainwright & Co. Inc. and its designees (the "Purchasers") pursuant to this prospectus supplement. The common stock was sold to the Purchasers in exchange for a portion of cash and other fees due for investment banking services provided during 2001. In addition we paid the Purchasers $210,000 in cash for fees related to our offering of Series C Preferred Shares in December 2001. Additionally, 582,500 shares of our common stock are offered to the Purchasers which are issuable upon exercise of Warrants to purchase 108,000, 250,000 and 224,500 shares of our common stock at exercise prices of $0.40, $0.30 and $0.16 per share, respectively.

         Our common stock is quoted on the Over the Counter Market under the symbol "OTCBB:VLNK." On January 7, 2002, the last reported sales price of our common stock as quoted on the Over the Counter Market was $0.245 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 22, 2002



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                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                         PAGE
General                                                         2
Recent Events                                                   2
Plan of Distribution                                            2

                                     GENERAL

         This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $30,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of $329,000 of our common stock under the shelf registration statement, and updates information provided in the prospectus dated August 7, 2001. You should read both this prospectus supplement and the prospectus carefully.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                  RECENT EVENTS

         On August 20, 2001 we filed a Current Report on Form 8-K announcing staff and expense reductions. We have recently, among other things, reduced our workforce by approximately 45 percent. On November 7, 2001, we filed a Current Report on Form 8-K, which includes, as exhibits, our agreements for the purchase of $1.5 million of our Series B Preferred Stock. On November 30, 2001, we filed a Current Report on Form 8-K announcing our common stock being delisted from the Nasdaq National Market. On January 3, 2001, we filed a Current Report on Form 8-K, which includes, as exhibits, our agreements for the purchase of $3.0 million of our Series C Preferred Stock. Our Form 8-K's are incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

         The sale of Common Stock to the Purchasers is being made on terms negotiated between the Purchasers and us. The common stock may be sold or distributed at any time or from time to time in one or more transactions. The Purchasers will act independently of us in making decisions with respect to the timing, manner and size of each sale and may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, in negotiated transactions, or at such other price as they may determine from time to time.



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